EXHIBIT 99.1

Cardtronics Announces New Board Member

Julie Gardner Joining Cardtronics' Board of Directors

HOUSTON, Oct. 25, 2013 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) today announced Julie Gardner, former Chief Marketing Officer of Kohl's Department Stores, is joining the Board of Directors of Cardtronics, the world's largest retail ATM owner.

Julie Gardner's career is headlined by more than 25 years of marketing experience in the retail industry. Most recently, Gardner was Executive Vice President and Chief Marketing Officer of Kohl's, a value-oriented specialty department store chain. During her 14-year tenure, Kohl's expanded from a regional company to a nationwide retail chain, opening nearly 900 stores during Gardner's time with the company. Prior to joining Kohl's, Gardner had a 14-year career with Eckerd Corp., a regional drug store chain where she held several management positions, including Chief Marketing Officer.

In recognition of a career spent in marketing and advertising, Gardner has numerous accolades to her credit, including being inducted into the Retail Hall of Fame in 2005, being honored as a "Woman to Watch" by Advertising Age in 2006, and most recently being cited as the "11th Most Influential CMO in the World" by Forbes in 2012.

Welcoming Julie Gardner to Cardtronics' Board of Directors Chairman Dennis Lynch remarked:

"Julie will be a valuable asset on Cardtronics' board, given her marketing expertise in the retail industry and background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics. As our company looks to deepen its client and consumer relationships, Julie's first-hand experience in nationwide brand building will be a catalyst for Cardtronics."

Commenting on her selection to Cardtronics' Board of Directors, Julie Gardner said:

"Engaging with Cardtronics gives me an opportunity to be part of a company that interacts with more than a million consumers every single day — an attractive proposition for someone who's spent their career in marketing and the retail industry. I look forward to helping Cardtronics produce results with its traffic-driving initiatives, forging deeper client and consumer relationships, and of course, growing its share of ATM transactions."

Gardner joins the company's Board of Directors in conjunction with the vacancy created by Robert P. Barone, who retired from the Board earlier this year after serving as a Director for 12 years.

About Cardtronics (Nasdaq:CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 81,200 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America's most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders' surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations	Investor Relations
Nick Pappathopoulos	Chris Brewster
Director – Public Relations	Chief Financial Officer
832-308-4396	832-308-4128
npappathopoulos@cardtronics.com	cbrewster@cardtronics.com

Cardtronics is a registered trademark of Cardtronics, Inc.

All other trademarks are the property of their respective owners.